Exhibit 99.1

Sterling Financial Corporation Appoints Paula E. Boggs
and Maria M. Pope to Board of Directors

Spokane, Wash. — June 20, 2013 – Sterling Financial Corporation (NASDAQ:STSA) (“Sterling”) today announced that Paula E. Boggs and Maria M. Pope have been appointed to Sterling’s board of directors.

“Both Paula and Maria have distinguished professional careers and significant board and management experience, including Paula's deep legal and governmental experience and Maria's strong finance and operations background. Sterling’s board will be strengthened and enhanced by their membership and contributions,” said Sterling’s chairman of the board Leslie S. Biller.

Boggs is the founder and member of Boggs Media, LLC, a business that manages her music, speaking and other creative business activities. She served as executive vice president, general counsel and secretary, law and corporate affairs at Starbucks Corporation from 2002 to 2012. Her prior professional experience includes serving as vice president, legal, for products, operations and technology at Dell Computer Corporation and as a partner at the law firm of Preston Gates & Ellis, LLP. She also had a 14-year career in public service, including serving as an assistant U.S. attorney and in various capacities as an attorney for the U.S. Army, the Department of Defense and the White House Office of Legal Counsel. Boggs currently serves as a director of School of Rock, LLC and as a trustee at Johns Hopkins University. She is a graduate of the University of California at Berkeley School of Law, and earned a bachelor’s degree from Johns Hopkins University.

Pope has served as senior vice president of power supply, operations, and resource strategy of Portland General Electric Company ("PGE"), a publicly traded, integrated electric utility company, since March 2013. Prior to that, she served as the chief financial officer of PGE from 2009 until 2013 and served on its board from 2006 until her appointment as CFO in 2009. Her previous professional experience includes serving as chief financial officer of Mentor Graphics Corporation, as chief financial officer and in other executive roles for Pope & Talbot, Inc. Pope currently serves as a director of Pope Resources and served as a director of TimberWest until 2013. She holds an MBA from Stanford University and a bachelor’s degree from Georgetown University.

About Sterling Financial Corporation

Sterling Financial Corporation (NASDAQ:STSA) of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a Washington state chartered and federally insured commercial bank. Sterling Savings Bank does business as Sterling Bank and, in California, as Sonoma Bank and Borrego Springs Bank. Sterling offers banking products and services, mortgage lending, and trust and investment products to individuals, small businesses, corporations and other commercial organizations. As of March 31, 2013, Sterling had assets of $9.26 billion and operated depository branches in Washington, Oregon, Idaho and California. Visit Sterling’s website at www.bankwithsterling.com.
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Media contact:
Cara L. Coon
(509) 626-5348
cara.coon@bankwithsterling.com

Investor contact:
Patrick Rusnak
(509) 227-0961
patrick.rusnak@bankwithsterling.com

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